Exhibit 4.71

ASSIGNMENT AND ASSUMPTION OF POWER PURCHASE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF POWER PURCHASE AGREEMENT (the “Assignment”) is made as of October ____, 2007, by and between NEVADA GEOTHERMAL POWER COMPANY, a Nevada corporation (“Assignor”), and NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company (“Assignee”), and acknowledged and consented to by NEVADA POWER COMPANY, a Nevada corporation (“Buyer”).

Recitals

A.

WHEREAS, pursuant to that certain Long-Term Portfolio Energy Credit and Renewable Power Purchase Agreement, dated as of August 18, 2006 (together with the Revised Project Milestone Schedule to be incorporated therein as Exhibit 6 and executed by the parties as of the date hereof, the “Contract”), by and between Assignor and Buyer, Assignor has agreed to sell to Buyer, and Buyer has agreed to buy from Assignor, firm energy generated by a generating facility more particularly described therein (the “Generating Facility”) and associated portfolio energy credits and renewable energy credits;

B.

WHEREAS, Assignee is an indirect, wholly-owned subsidiary of Assignor that has been formed to act as the borrower in connection with development and construction financings for the Generating Facility; and

C.

WHEREAS, substantially concurrently with the preparation of this Assignment, the Assignor and Assignee are entering into assignment and contribution agreements to effect the transfer to Assignee of substantially all existing real estate and other rights that have been contracted for by Assignor pursuant to definitive contracts, which have been procured for the ultimate benefit of the Generating Facility, and the parties further intend that the Generating Facility will be constructed, owned and operating by or on behalf of Assignee.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee mutually agree as follows:

1.

Assignment.  Assignor hereby sets over, transfers and assigns unto Assignee, all of Assignor’s right, title and interest in and to the Contract.

2.

Assumption.  In consideration of the foregoing assignment, Assignee hereby accepts the foregoing assignment and assumes and agrees to make all of the payments and to otherwise observe, keep and perform all the terms, covenants and conditions to be made, observed, kept and performed by the supplier under the Contract, as fully as though Assignee were originally named in the Contract as “Supplier”.

3.

Consent.  Assignor and Assignee acknowledge, confirm and agree to be bound by the Consent of Buyer set forth in the signature pages hereto.

4.

Representations.  Assignor and Assignee represent and warrant as of the date hereof that (i) the statements of fact set forth in the Recitals hereto are true and correct in all material respects and (ii) Assignee’s creditworthiness is equal to, or superior than, that of the Assignor.

5.

Governing Law.  This Assignment shall be governed by the law of the state of Nevada.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

NEVADA GEOTHERMAL POWER COMPANY, a Nevada corporation
By:	/s/ Brian D. Fairbank
Name: Brian D. Fairbank
Title: President

ASSIGNEE:

NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company
By:	/s/ Andrew Studley
Name: Andrew Studley
Title: Chief Financial Officer and Secretary

The undersigned, as Buyer under the Contract, hereby consents to the assignment of the Contract from Assignor to, and assumption of the Contract by, Assignee pursuant to the terms of this Assignment, and to the assignment of rights and assets comprising or relating to the Generating Facility as described in Recital B to this Assignment.  The undersigned further agrees to recognize Assignee as “Supplier” under the Contract from and after the date hereof, and releases Assignor from any and all liability under the Contract arising from and after the date hereof.  The consent hereby given by Buyer shall not constitute consent to any subsequent or further assignment of the Contract, nor shall the consent to this assignment constitute a release of Assignor of its obligations under the Contract arising prior to the date hereof.

Buyer further confirms and agrees with Assignor and Assignee as follows:

1.

Buyer has submitted the Related PPA as allowed under Section 17.4 of the Contract.  The parties acknowledge and agree that, pursuant to a letter order dated September 10, 2007, the Federal Energy Regulatory Commission accepted Buyer’s filing of the Related PPA.  Consequently, the Contract is no longer subject to termination under Section 17.4 thereof.

2.

Due to the timing of certain discussions between the Transmission Provider and FERC in connection with allocating certain interconnection costs prior to the execution and delivery of the IOA, Assignor has been unable to deliver the IOA to Buyer within the timeframe set forth in Section 25.1.12 of the Contract.  In order to account for such delays, the deadline for delivery of the IOA under such Section 25.1.12 is hereby extended to November 15, 2007.

3.

Buyer has notified Assignor of PUCN approval as required under Exhibit 6 to the Contract, and prior to or concurrently with the execution and delivery hereof, the parties have received an update to such Exhibit 6 as required under Paragraph 1 thereof.  Consequently, Buyer’s obligations under such Paragraph shall be deemed to have been satisfied.

4.

Assignor has provided geophysical and geological documentation in satisfaction of the Project Milestone set forth in Paragraph 2(A) of Exhibit 6, and such Project Milestone shall be deemed to have been satisfied in accordance with the terms of the Contract and notice thereof given in accordance with Section 10.2 of the Contract.

Capitalized terms used above without definition have the meanings ascribed to those terms in the Contract.

NEVADA GEOTHERMAL COMPANY
By:	/s/ T. R FAIR
Name: T. R Fair
Title: Executive Renewable Energy